Exhibit 99.1

Bright Machines, a Leader in Intelligent, Software-Defined Manufacturing,
to Become a Public Company via Merger with SCVX

●	Bright Machines, an industry leader in intelligent, software-defined manufacturing, and SCVX (NYSE: SCVX), a special purpose acquisition company, announced today that they have entered into a definitive merger agreement that will result in Bright Machines becoming a publicly listed company.

●	Bright Machines offers an innovative approach to manufacturing automation by combining proprietary software with adaptive hardware to automate repetitive tasks, enabling manufacturers to quickly deploy flexible, autonomous production lines that can scale based on market demand.

●	Bright Machines has doubled revenue each year since its inception in 2018 and is currently projecting a 5-year CAGR (2020-25) of over 84%.

●	The transaction values Bright Machines at a pro forma enterprise value of $1.1 billion and a post-transaction equity value of $1.6 billion. The transaction is expected to provide up to $435 million in gross cash proceeds, including $230 million of cash held in trust from SCVX and a PIPE of $205 million. PIPE investors include XN, Hudson Bay Master Fund Ltd., SB Management Limited (a subsidiary of SoftBank Group Corp and manager to SB Northstar LP), Fidelity Management & Research Company LLC, and Alyeska Investment Group.

●	Bright Machines intends to use the funds to accelerate the Company’s growth, which includes expansion into new markets and development of additional value-added software in areas such as production analytics and quality inspection.

●	Current Bright Machines shareholders, including Eclipse Ventures, Lux Capital, and BMW i Ventures will roll 100% of their equity into the combined company.

●	Upon completion of the merger, Bright Machines intends to trade under the ticker symbol “BRTM”.

●	Investor webcast and conference call to be held on May 17, 2021 at 8:00 am ET, with details below.

San Francisco, CA and Washington, DC – May 17, 2021 – Bright Machines (the “Company”), an industry leader in intelligent, software-defined manufacturing, and SCVX (NYSE: SCVX), a special purpose acquisition company, announced today that they have entered into a definitive merger agreement that will result in Bright Machines becoming a publicly listed company. Upon completion of the transaction, which is expected to occur in the second half of 2021, the combined company will operate as Bright Machines, and will be traded under the new ticker symbol “BRTM”.

“At Bright Machines, our mission has been clear from the start: to bring software-defined intelligence down to the factory floor and enable our customers to effortlessly modernize their manufacturing operations,” said Amar Hanspal, CEO and Co-Founder of Bright Machines. “Our industrial automation platform, powered by proprietary software and AI-driven solutions, allows even the most traditional manufacturing companies to quickly and easily deploy flexible automation solutions at scale. We believe that our technology represents a big leap in the transformation of manufacturing, as companies adapt to growing consumer demand, intensifying competition and the refactoring of global supply chains to improve resiliency and sustainability.”

“I am very proud of the solutions we’ve delivered and the positive benefits our customers have realized as a result. Going forward, we plan to substantially accelerate our growth and better service our customers by doubling down on software and expanding our reach through new sales channels and geographies. We believe our fundamentals are strong, we are executing to plan, and we are well-positioned to continue driving value creation and improved manufacturing outcomes.”

Founded in 2018, Bright Machines saw a unique opportunity to bring a software-and-data-first approach to factory operations and production execution. Over the past few years, ongoing supply chain disruptions, compounded by pandemic-induced factory closures and labor shortages, and increasing tensions around global trade and tariffs, have turned global manufacturing on its head. More and more companies are accelerating their efforts to onshore or re-shore production as a way to secure their supply chains and build products closer to their end users. Bright Machines is providing the solutions these customers need to deploy fast, flexible, and intelligent automation at a pace and cost that scales along with their business.

Led by an experienced management team of technology and manufacturing industry veterans, Bright Machines has now grown to over 500 employees, including approximately 150 software engineers. The Company possesses a portfolio of 36 patent filings that provide a competitive advantage. They have 25 global, blue-chip customers that span essential industries including network infrastructure, data centers, automotive, consumer products, medical devices, and industrial equipment.

Mike Doniger, CEO and Chairman of the Board of SCVX, said, “Bright Machines’ innovative, industrial automation technology provides a crucial pathway for manufacturers to upgrade and secure their factories for the realities of the 21st century. Geopolitical tensions and the increasing threat of cyberattacks on manufacturing facilities are making it even more important for companies to minimize their supply chain risks and prepare for a world of distributed manufacturing. The momentum we have seen from Bright Machines in the nascent but critical space of software-defined manufacturing proves the strength of their solution and strategy. They are dramatically improving the speed and economics associated with the adoption of smart production lines and, eventually, fully programmable factories. We are thrilled to be partnering with Bright Machines and look forward to working together to revolutionize how products get made.”

Carl Bass, Chairman of the Board at Bright Machines and former CEO of Autodesk, Inc. said, “It is clear that Bright Machines’ differentiated, software-driven approach to industrial automation has the potential to completely upend traditional manufacturing methods. The company has demonstrated product-market fit and is seeing accelerating customer interest and broad deployment of their solutions. The opportunity in front of the team is simply enormous.”

Transaction Overview

The transaction is expected to provide up to $435 million in gross cash proceeds, including $230 million of cash held in trust from SCVX (assuming no redemptions from the trust account by public investors of SCVX). In addition, investors including XN, Hudson Bay Master Fund Ltd., SB Management Limited (a subsidiary of SoftBank Group Corp and manager to SB Northstar LP), Fidelity Management & Research Company LLC, and Alyeska Investment Group, have committed to invest $205 million in the form of a PIPE at a price of $10 per share of SCVX, immediately prior to the closing of the transaction.

XN, SCVX’s sponsor, and certain other SCVX stockholders will be restricted from transferring or selling their shares until the earlier to occur of (i) 180 days after the closing of the merger, subject to the satisfaction of certain equity performance thresholds, or (ii) one year after the closing of the merger.

The Boards of Directors of both SCVX and Bright Machines have approved the transaction. The transaction will require the approval of the stockholders of SCVX, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the second half of 2021. Following the completion of the transaction, Amar Hanspal will continue to lead Bright Machines as CEO.

Advisors

Credit Suisse Securities (USA) LLC is acting as exclusive financial advisor and capital markets advisor to Bright Machines and acted as sole placement agent on the private placement. Latham & Watkins, LLP and Orrick, Herrington & Sutcliffe LLP are acting as legal advisors to Bright Machines. Willkie Farr & Gallagher LLP is acting as legal advisor to SCVX.

Investor Webcast and Conference Call

Bright Machines and SCVX will host a joint investor webcast and conference call to discuss the proposed transaction on May 17, 2021, at 8:00 am ET. A link to the webcast will be available on the Company’s website at www.brightmachines.com/investors.

To listen to the prepared remarks via telephone, dial 1-877-407-3982 (U.S.) or 1-201-493-6780 (International) and an operator will assist you. A webcast replay will also be available on the Company’s website at the same link as above.

SCVX will file an investor presentation relating to the proposed transaction with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed business combination, SCVX intends to file a Registration Statement on Form S-4, including a preliminary proxy statement/prospectus and a definitive proxy statement/prospectus with the SEC. SCVX’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Bright Machines, SCVX, and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of SCVX as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: c/o Strategic Cyber Ventures, 1220 L St. NW, Suite 100-397, Washington, DC 20005.

Participants in the Solicitation

SCVX and Bright Machines and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of SCVX is set forth in SCVX’s Annual Report on Form 10-K filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on April 6, 2021, and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to: c/o Strategic Cyber Ventures, 1220 L St. NW, Suite 100-397, Washington, DC 20005. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the SCVX shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward Looking Statements

Certain statements herein may be considered forward-looking statements. Forward-looking statements generally relate to future events or SCVX’s or Bright Machines’ future financial or operating performance. For example, statements about the expected timing of the completion of the proposed business combination, the benefits of the proposed business combination, the competitive environment, and the expected future performance and market opportunities of Bright Machines are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by SCVX and its management, and Bright Machines and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against SCVX, Bright Machines, the combined company or others following the announcement of the proposed business combination; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of SCVX or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; (5) the ability to meet stock exchange listing standards at or following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of Bright Machines as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the possibility that Bright Machines or the combined company may be adversely affected by other economic, business and/or competitive factors; and (11) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SCVX’s Form 10-K for the year ended December 31, 2020, and which will be set forth in the registration statement to be filed by SCVX with the SEC in connection with the proposed business combination.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither SCVX nor Bright Machines undertakes any duty to update these forward-looking statements.

About Bright Machines

Headquartered in San Francisco, Bright Machines is an industry leading technology company that offers an innovative approach to intelligent, software-defined manufacturing. It leverages computer vision, machine learning, 3D simulation, and adaptive robotics to fundamentally change the flexibility, scalability, and economics of production. With more than 500 employees worldwide, Bright Machines operates R&D centers in the U.S. and Israel, with additional field operations in the U.S., Mexico, China, and Poland. In 2019 Bright Machines was named a “Technology Pioneer” by the World Economic Forum and one of “America’s Most Promising Artificial Intelligence Companies” by Forbes.

Bright Machines is reimagining the way products can be designed and produced, in order to address the realities of today and the future ahead. Rethink everything you ever knew about manufacturing. Visit us at www.brightmachines.com.

About SCVX

SCVX is a special purpose acquisition company (SPAC) created to fill what it believes is a tremendous void in the cybersecurity market for a scalable, comprehensive, integrated platform. It was created to acquire, partner with, and resource a cornerstone technology company capable of integrating with other best-in-breed security technologies.

Contacts

Investors: investors@brightmachines.com

Media: pr@brightmachines.com